Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
3M, Gen-Probe to Discontinue Molecular Food Testing Collaboration
— Companies to Focus Resources on Partnership to Develop
Rapid Molecular Tests for Healthcare-Associated Infections —
SAN DIEGO, CA, November 8, 2007 — Gen-Probe (NASDAQ: GPRO) announced today that 3M has informed the Company it no longer intends to fund the companies’ collaboration to develop rapid molecular assays for the food testing industry. The companies expect to formally terminate the collaboration in the coming days.
“Gen-Probe continues to believe that rapid molecular tests have the potential — over time — to increase the safety of the world’s food supply,” said Hank Nordhoff, Gen-Probe’s chairman, president and chief executive officer. “In fact, the early technological successes we have achieved reinforce this belief. Nonetheless, our collaboration relies on 3M to assess the commercial readiness of the food testing market and to provide funding for our development efforts. Since 3M has decided not to continue funding our food testing collaboration, we plan to redeploy these resources to other high-value projects, including our separate partnership with 3M to develop rapid molecular tests for healthcare-associated infections.”
Despite the expected termination of the food agreement, Gen-Probe anticipates recording milestone revenue of $2 million in the fourth quarter of 2007 associated with achieving technological feasibility for potential food testing assays. This revenue potential was contemplated in the financial guidance the Company provided on October 30. In 2008, the Company expects collaborative research revenues to be approximately $2 million less than previously anticipated due to the absence of development reimbursement from 3M related to the food testing collaboration.
“Food safety remains an important growth platform for 3M,” said Chuck Kummeth, vice president and general manager, 3M Medical Division. “But we have chosen to focus on opportunities other than molecular food testing that are more economically attractive. This decision does not affect our separate partnership with Gen-Probe to develop nucleic acid tests to detect dangerous healthcare-associated infections such as methicillin-resistant Staphylococcus aureus (MRSA).”
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 24 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning management’s objectives and future growth are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to: (i) the risk that molecular testing methods will not penetrate the food testing market, (ii) the risk that development efforts for MRSA or other projects may not be timely or successful, (iii) the possibility that new products will not be competitive or gain market acceptance, and (iv) the risk that collaborations cannot be maintained. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including our Report on Form 10-K for the fiscal year ended December 31, 2006 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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